Exhibit 99.1

PRESS RELEASE DATED NOVEMBER 14, 2005

Contact:	Sheila Davis
Public Relations/Investor Relations Manager
sdavis@winnebagoind.com
641-585-6803

WINNEBAGO INDUSTRIES ELECTS SARAH NIELSEN
VICE PRESIDENT – CHIEF FINANCIAL OFFICER

FOREST CITY, IOWA, November 14, 2005 – Winnebago Industries, Inc. (NYSE: WGO), announced that the Board of Directors elected Sarah Nielsen to the position of Vice President – Chief Financial Officer (CFO) effective November 14, 2005.

        Nielsen, a certified public accountant, joined Winnebago Industries in August 2005 and has served as Director of Special Projects and Training until her election to the position of CFO. Prior to joining Winnebago Industries, Nielsen had been employed by Deloitte & Touche LLP in Minneapolis, Minnesota since 1995, most recently in the position of Assurance and Advisory Services Senior Manager since 2003 and a Manager since 2000.

        With Nielsen’s election, Winnebago Industries’ President Ed Barker relinquished the title of CFO in order to focus on the day-to-day management of the Company.

        “Sarah is a great addition to Winnebago Industries management team,” said Barker. “She brings with her an extensive knowledge of generally accepted accounting principles, Securities and Exchange Commission regulations, and internal control over financial reporting requirements of the Public Company Accounting Oversight Board which will be particularly helpful to Winnebago Industries in its continuing compliance with Section 404 of the Sarbanes-Oxley Act.”

        Nielsen graduated magna cum laude from the University of North Dakota with a Bachelor of Accountancy degree.

        A native of Valley City, ND; Nielsen and her husband, Wade, and their two children reside in Clear Lake, Iowa.

About Winnebago Industries

        Winnebago Industries, Inc., is a leading United States manufacturer of motor homes, self-contained recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes under the Winnebago and Itasca brand names with state-of-the-art computer-aided design and manufacturing systems on automotive-styled assembly lines. The Company’s common stock is listed on the New York, Chicago and Pacific Stock Exchanges and traded under the symbol WGO. Options for the Company’s common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries investor relations material, to add your name to an automatic email list for Company news releases or for information on a dollar-based stock investment service for the Company’s stock, visit, http://www.winnebagoind.com/html/company/investorRelations.html

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